NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact: Carrie O'Connor
July 26, 2018	Senior Director of Communications
coconnor@fhlbi.com | 317.465.0469

Federal Home Loan Bank of Indianapolis Declares Dividends, Reports Earnings

Indianapolis, IN…Today the Board of Directors of the Federal Home Loan Bank of Indianapolis ("FHLBank Indianapolis" or "Bank") declared its second quarter 2018 dividends on Class B-1 and Class B-2 capital stock at annualized rates of 4.50% and 3.60%, respectively. The dividends will be paid in cash on July 27, 2018.

"We are pleased to increase the dividend to 4.50%," President and CEO Cindy Konich said. "The Bank's consistent earnings have enabled us to continue to build retained earnings while providing our members a competitive return on their investment."

Earnings Highlights

Net income for the second quarter of 2018 was $69 million, an increase of $31 million compared to the same quarter in the prior year, primarily due to a net realized gain of $32 million on the sale of all of the Bank's private-label mortgage-backed securities ("PLMBS"). Net interest income1 after provision for credit losses was $70 million, an increase of $5 million compared to the same quarter in the prior year, primarily as a result of an increase in the average balance of assets.

Net income for the six months ended June 30, 2018 was $117 million, an increase of $48 million compared to the same period in the prior year, primarily due to the net realized gain on the PLMBS sale as well as higher net interest income and net gains on derivatives and hedging activities. Net interest income after provision for credit losses was $140 million, an increase of $16 million compared to the same period in the prior year, primarily as a result of an increase in the average balance of assets.

Affordable Housing Program Allocation2

As a direct result of the earnings for the six months ended June 30, 2018, FHLBank Indianapolis allocated $14 million to its Affordable Housing Program ("AHP"), which provides grant funding to support housing for low- and moderate-income families in Michigan and Indiana. Full year 2018 AHP allocations will be available to the Bank's members in 2019 to help address their communities' affordable housing needs, including construction, rehabilitation, accessibility improvements and homebuyer down-payment assistance.

[1]
FHLBank Indianapolis earns interest income on advances to and mortgage loans purchased from its Michigan and Indiana member financial institutions, as well as on long- and short-term investments. Net interest income is primarily determined by the spread between the interest earned on those assets and the interest cost of funding with consolidated obligations.

[2]	Each year FHLBanks allocate to the AHP 10% of earnings, which is defined as income before assessments, plus interest expense on mandatorily redeemable capital stock.

Balance Sheet Highlights

Total assets at June 30, 2018 were $64.5 billion, an increase of $2.1 billion, or 3%, from December 31, 2017, primarily driven by an increase in short-term investments outstanding to enhance the Bank's liquidity position.

Advances3

Advances outstanding at June 30, 2018 totaled $33.9 billion, a net decrease of $167 million from December 31, 2017, due to a decline in short-term advances outstanding.

Advances to depository members - comprising commercial banks, savings institutions and credit unions - increased by 0.3%. Advances to insurance company members decreased by 2%. Advances to depository institutions, as a percent of total advances outstanding, were 56% at June 30, 2018, while advances to insurance companies were 44%.

Mortgage Loans Held for Portfolio4

Mortgage loan purchases from members for the six months ended June 30, 2018 totaled $1.1 billion. Mortgage loans held for portfolio at June 30, 2018 totaled $10.9 billion, a net increase of $532 million, or 5%, from December 31, 2017.

Consolidated Obligations5

FHLBank Indianapolis' consolidated obligations outstanding at June 30, 2018 totaled $60.1 billion, a net increase of $1.9 billion, or 3%, from December 31, 2017. The increase in consolidated obligations supported the increase in the Bank's assets.

Capital6

Total capital at June 30, 2018 was $3.0 billion, a net increase of $75 million, or 3%, from December 31, 2017, primarily as a result of the growth of retained earnings and additional capital stock issued to members. These increases were partially offset by the reduction in accumulated other comprehensive income as a result of the recognition of the gain on the PLMBS sale.

The Bank's regulatory capital7-to-assets ratio at June 30, 2018 was 4.83%, which exceeds all applicable regulatory capital requirements.

[3]	Advances are secured loans that FHLBank Indianapolis provides to its member institutions.

[4]	FHLBank Indianapolis purchases mortgage loans from its members to support its housing mission, provide an additional source of liquidity to its members, and diversify its investments.

[5]
The primary source of funds for FHLBank Indianapolis, and for the other Federal Home Loan Banks ("FHLBanks"), is the sale of FHLBanks' consolidated obligations in the capital markets. FHLBank Indianapolis is the primary obligor for the payment of the principal and interest on these consolidated obligations; additionally, it is jointly and severally liable with each of the other FHLBanks for all of the FHLBanks' consolidated obligations outstanding.

[6]	FHLBank Indianapolis is a cooperative whose member financial institutions and former members own all of its capital stock as a condition of membership and to support outstanding credit products.

[7]	Total regulatory capital consists of capital stock, mandatorily redeemable capital stock and retained earnings.

All amounts referenced above and in the following table are unaudited. More detailed information about FHLBank Indianapolis' financial results for the three and six months ended June 30, 2018 will be included in the Bank's Quarterly Report on Form 10-Q, which we intend to file by mid-August.

Federal Home Loan Bank of Indianapolis
Financial Highlights (unaudited)
($ amounts in millions, as rounded)

	Three Months Ended June 30,		Six Months Ended June 30,
Condensed Statements of Income	2018	2017	2018	2017
Net interest income after provision for credit losses	$70	$65	$140	$124
Other income (loss)	31	(4)	37	(7)
Other expenses	24	19	46	40
AHP assessments	8	4	14	8
Net income	$69	$38	$117	$69

Condensed Statements of Condition	June 30, 2018	December 31, 2017
Advances	$33,888	$34,055
Mortgage loans held for portfolio, net	10,888	10,356
Cash and short-term investments	6,279	4,601
Other assets (1)	13,397	13,337
Total assets	$64,452	$62,349

Consolidated obligations	$60,110	$58,254
Mandatorily redeemable capital stock	181	164
Other liabilities	1,140	985
Total liabilities	61,431	59,403

Capital stock (2)	1,892	1,858
Retained earnings (3)	1,043	976
Accumulated other comprehensive income	86	112
Total capital	3,021	2,946

Total liabilities and capital	$64,452	$62,349

Total regulatory capital (4)	$3,116	$2,998

Regulatory capital-to-assets ratio	4.83%	4.81%

(1)	Includes held-to-maturity securities and available-for-sale securities.

(2)	Putable by members at par value.

(3)	Includes restricted retained earnings at June 30, 2018 and December 31, 2017 of $207 million and $183 million, respectively.

(4)	Consists of total capital less accumulated other comprehensive income plus mandatorily redeemable capital stock.

Safe Harbor Statement

This document may contain forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 concerning plans, objectives, goals, strategies, future events or performance. Forward-looking statements can be identified by words such as "anticipates," "intends," "plans," "seeks," "believes," "estimates," "expects" or the negative of these terms or comparable terminology. Any forward-looking statement contained in this document reflects FHLBank Indianapolis' current beliefs and expectations. Actual results or performance may differ materially from what is expressed in any forward-looking statements.

Any forward-looking statement contained in this document speaks only as of the date on which it was made. FHLBank Indianapolis undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law. Readers are referred to the documents filed by the Bank with the U.S. Securities and Exchange Commission, specifically reports on Form 10-K and Form 10-Q, which include factors that could cause actual results to differ from forward-looking statements. These reports are available at www.sec.gov.

###

Building Partnerships. Serving Communities.
The Federal Home Loan Bank of Indianapolis (FHLBank Indianapolis) is a regional bank included in the Federal Home Loan Bank System. FHLBanks are government-sponsored enterprises created by Congress to ensure access to low-cost funding for their member financial institutions, with particular attention paid to providing solutions that support the housing and small business needs of members' customers. FHLBanks are privately capitalized and funded, and receive no Congressional appropriations. FHLBank Indianapolis is owned by its Indiana and Michigan financial institution members, which include commercial banks, credit unions, insurance companies, savings institutions and community development financial institutions. For more information about FHLBank Indianapolis, visit www.fhlbi.com.

4